Exhibit 99.1

NRG Energy, Inc. Reports Third Quarter and Year-to-Date Results and

Updated Guidance

Financial Highlights

•                  $458 million of adjusted EBITDA in the third quarter of 2011

•                  $1,430 million of adjusted EBITDA in the first nine months of 2011

•                  $1,919 million of total liquidity with $1,568 million in cash

2011 Capital Allocation — Return of Capital to Stakeholders

•                  $378 million worth of common shares repurchased year-to-date (17.5 million shares), leaving $52 million to be completed by year end

•                  $577 million of corporate debt paid down and $7.1 billion of debt refinanced

2011 Capital Allocation - Growth Investments

•                  Acquisition and financial closing of the 250-megawatt (MW) California Valley Solar Ranch (CVSR) project and the 290 MW Agua Caliente project which received, in aggregate, $2.2 billion of Department of Energy (DOE) loan guarantees

•                  Launch of a distributed rooftop solar program through a joint venture with Prologis, which is supported by a DOE commitment to guarantee up to 80% of a $1.4 billion long-term debt facility

•                  Commercial operation achieved on the 45 MW Avenal and the 20 MW Roadrunner solar facilities in California and New Mexico, respectively

•                  Acquisition of Energy Plus Holdings, a retail electricity provider with 180,000 customers, a Northeast concentration and a unique sales channel involving exclusive loyalty and affinity program partnerships

•                  Financial closing of the non-recourse debt facility on the 550 MW El Segundo Repowering Project

Guidance — Narrowed 2011 and Initiated 2012

•                  $1,800-$1,850 million adjusted EBITDA guidance for 2011, with free cash flow before growth investments at a range of $800-$850 million

•                  $1,825-$2,000 million adjusted EBITDA guidance for 2012, with free cash flow before growth investments at a range of $800-$1,000 million

PRINCETON, NJ; November 3, 2011—NRG Energy, Inc. (NYSE: NRG) today reported third quarter 2011 adjusted EBITDA of $458 million split between our wholesale generation business, which contributed $323 million and our NRG retail subsidiary, Reliant Energy, which contributed $135 million. NRG also reported a third quarter 2011 net loss of $55 million, or $0.24 per diluted common share compared to net income of $223 million, or $0.87 per diluted common share, for the third quarter last year. Third quarter net income was impacted by a $160 million impairment charge related to the Company’s acid rain program sulfur dioxide emission allowances following the release of the EPA’s final Cross-State Air Pollution Rule, as well as the challenging Texas market conditions in August, as previously disclosed by NRG.

Adjusted EBITDA for the nine months ended September 30, 2011, was $1,430 million and cash flow from operations was $668 million. Reliant contributed $462 million of adjusted EBITDA while wholesale adjusted EBITDA was $968 million. Year-to-date free cash flow generation, before growth, was $414 million. Net income for the first nine months of 2011 was $306 million, or $1.22 per diluted common share compared to net income of $491 million, or $1.90 per diluted common share, for the first nine months of 2010.

“Both our wholesale and retail businesses got back on track in September, closing out the quarter with year-to-date results which have us approaching the midpoint of our original 2011 guidance,” commented David Crane, NRG’s President and Chief Executive Officer. “And we continued to experience great success during the quarter, and since the end of the quarter, in deploying the Company’s free cash flow and excess cash both in value-enhancing renewable and repowering investments and in repurchasing common shares far in excess of our initial repurchase plan.”

Regional Segment Results

Table 1: Adjusted EBITDA

($ in millions)	Three Months Ended		Nine Months Ended
Segment	9/30/11	9/30/10	9/30/11	9/30/10
Reliant	135	209	462	594
Texas(1)	183	388	632	1,004
Northeast	47	105	104	281
South Central	44	39	109	85
West	35	24	63	45
International	10	12	31	56
Thermal	9	9	25	20
Corporate(2)	(5)	(9)	4	(14)
Adjusted EBITDA(3)	458	777	1,430	2,071

(1)    2011 results exclude the write-off of fixed assets and an impairment charge related to the Company’s acid rain program SO2 emission allowances

(2)    Corporate includes the results of Green Mountain Energy and profit elimination on intercompany revenue; 2011 nine-month results exclude impairment charges, 2010 nine-month results includes the gain on sale related to Padoma Wind

(3)    Detailed adjustments by region are shown in Appendix A

Table 2: Net Income/(Loss)

($ in millions)	Three Months Ended		Nine Months Ended
Segment	9/30/11	9/30/10	9/30/11	9/30/10
Reliant	65	(20)	368	69
Texas(1)	(56)	439	154	971
Northeast	10	23	(3)	73
South Central	23	8	49	8
West	24	20	49	34
International	6	7	20	36
Thermal	3	3	6	5
Corporate(2)	(130)	(257)	(337)	(705)
Net Income(3)	(55)	223	306	491

(1)    2011 results include the write-off of fixed assets and an impairment charge related to the Company’s acid rain program SO2 emission allowances

(2)    Corporate includes the results of Green Mountain Energy and profit elimination on intercompany revenue; 2011 nine-month results include the NINA impairment charge and the resolution of a federal tax audit

(3)    Detailed adjustments by region are shown in Appendix A

Reliant: Third quarter adjusted EBITDA was $135 million, $74 million lower than the third quarter 2010 adjusted EBITDA of $209 million. The results were driven by lower gross margins of $101 million as unit margins declined due to a combination of competitive offerings and increased energy costs. The increase in energy costs was the result of price spikes during the August heat wave. Partially offsetting the decline, however, were increased volumes resulting from an average 9,000 increase in Mass customers year-over-year. Also, for the third straight quarter, customer count experienced an increase with 34,000 new customers added since year-end 2010.

Texas: Adjusted EBITDA for the third quarter of 2011 was $183 million compared to the third quarter of 2010 adjusted EBITDA of $388 million. The year-over-year results were driven by lower realized energy margins of $240 million due to a combination of lower baseload hedge prices and 2011 operations losses incurred due to the hedging and trading optimization strategy. Partially offsetting the decline was a 1.2 terawatt-hour, or 10%, improvement in generation which contributed $27 million as the gas and coal output was higher by 37% and 5%, respectively.

Northeast: Adjusted EBITDA for the third quarter was $47 million, $58 million lower than the third quarter of 2010. Energy margins declined $50 million primarily due to an overall decrease in realized energy prices in addition to a 24% decline in generation, primarily related to the coal fleet as the plants dispatched less frequently due to the lower energy prices. Furthermore, capacity revenues declined $28 million as lower capacity prices were experienced across the region. Partially offsetting these decreases were lower operating expenses of $17 million and increased equity earnings of $4 million as GenConn’s Middletown and Devon facilities were both operational in Q3 2011.

South Central: Adjusted EBITDA for the third quarter was $44 million, up $5 million from the $39 million reported in the same quarter in 2010. Gross margin increased as a result of 9% higher co-op and contract energy and capacity sales, as well as merchant sales that were up nearly 2.0 terawatt-hours. This was offset by operating expenses at Cottonwood which were not incurred during the same period last year prior to NRG’s acquiring the plant.

West: Adjusted EBITDA for the third quarter of 2011 was $35 million, up $11 million from the third quarter of 2010 due to increased capacity sales at El Segundo and Encina coupled with lower operating expenses.

Liquidity and Capital Resources

Table 3: Corporate Liquidity

($ in millions)	September 30, 2011	June 30, 2011	December 31, 2010
Cash and cash equivalents	1,127	1,939	2,951
Funds deposited by counterparties	259	260	408
Restricted cash	441	145	8
Total Cash and Funds Deposited	1,827	2,344	3,367
Term LC/ Revolver Availability	351	1,169	1,293

Total Liquidity	2,178	3,513	4,660
Less: Funds deposited as collateral by hedge counterparties	(259)	(260)	(408)
Total Current Liquidity	1,919	3,253	4,252

Note: On July 1, 2011, NRG replaced its Term Loan and revolving credit facilities with a new senior secured facility, or the 2011 Senior (Revolving) Credit Facility

In comparison to December 31, 2010, total liquidity decreased $2,333 million to $1,919 million driven largely by a $1,824 million decrease in cash and cash equivalents. This change in cash and cash equivalents is largely a result of the following:

•                  $577 million of debt pay-downs associated with refinancing activities and term-loan payments;

•                  $186 million of cash paid for maintenance and environmental capital expenditures (net of financing);

•                  $879 million for solar and repowering growth projects (net of financing);

•                  $193 million for the Energy Plus acquisition;

•                  $110 million of corporate debt issuance costs; and

•                  $378 million of share repurchases;

Providing a partial offset to the items listed above was $607 million of adjusted cash from operations.

Growth Initiatives and Developments

The Company made substantial progress since our previous quarterly earnings call on a considerable number of growth investments, the most significant of which were as follows:

•                  Agua Caliente — On August 5th, NRG completed the acquisition of the 290 MW facility from First Solar, Inc. In connection with the acquisition, the U.S. DOE provided a loan guarantee for up to $967 million to fund the solar facility construction. Once the project is operational in 2014, the output will be sold under a 25-year power purchase agreement with Pacific Gas and Electric Co. (PG&E).

•                  Avenal — On August 7th, NRG began commercial operations at Avenal, a 45 MW solar facility. Avenal is the largest solar photovoltaic (PV) generating facility currently operating in California and its output is sold to Pacific Gas & Electric under a 20-year power purchase agreement.

•                  El Segundo — On August 23rd, NRG entered into a credit agreement that established a loan facility in respect of the 550-megawatt El Segundo Repowering project. The Company expects commercial operations at El Segundo to begin in the third quarter of 2013. The El Segundo Energy Center will sell power under a 10-year purchase power agreement with Southern California Edison.

•                  Roadrunner — NRG’s 20 MW Roadrunner facility achieved commercial operation on August 31st. Roadrunner is the second-largest photovoltaic (PV) project in the state of New Mexico. The power generated is sold to El Paso Electric under a 20-year power purchase agreement.

•                  Prologis Partnership — NRG entered into a partnership agreement with ProLogis, Inc., on September 28th, to develop a distributed solar rooftop generation program of up to 733 MW, initially in southern California and subsequently in up to 28 states supported by a U.S. DOE loan commitment to guarantee up to 80% of a $1.4 billion long-term debt facility over a four-year period. As part of the DOE loan covenants, all projects are required to have a long-term off-take agreement with an investment grade load serving entity.

•                  Energy Plus Holdings — On September 30th, NRG acquired Energy Plus, a retail provider that serves more than 180,000 customers primarily in the Northeast, whose business is driven by its unique rewards program offered to its customers through its network of almost 100 industry-leading partners and associations.

•                  California Valley Solar Ranch (CVSR) — On September 30th, NRG completed the acquisition of the 250 MW California Valley Solar Ranch, or CVSR, from SunPower Corporation. NRG has entered into an EPC Agreement with SunPower to construct the solar photovoltaic project. CVSR, which commenced construction in the third quarter of 2011, has received a $1.2 billion loan guarantee from the U.S. DOE and will be fully operational in 2013. Once operational the output will be sold to PG&E through a 25-year power purchase agreement.

Outlook for 2011

2011 Share Repurchase Program

Year-to-date NRG has completed share repurchases totaling $378 million, or 17.5 million shares. During the third quarter the Company repurchased $190 million of shares through an accelerated share repurchase agreement totaling approximately 8.6 million shares at a volume weighted average cost of $21.97 per share. Another $58 million, or 2.7 million shares, were repurchased in the open market leaving $52 million of authorized share repurchases in order to achieve the share repurchase objectives announced earlier in the year. The Company’s share repurchase program consists of the original $180 million 2011 capital allocation plan and the $250 million additional plan, announced in August on the second quarter earnings call. This additional plan represents an acceleration of a portion of the 2012 capital allocation plan which will be determined after the Company has addressed the repurchase and refinancing of the Company’s 2017 bonds.

Guidance Update

NRG is narrowing its October 3rd 2011 adjusted EBITDA guidance range to $1,800-1,850 million from $1,775-1,850 million provided on October 3rd. The Company is also narrowing its guidance range for 2011 free cash flow before growth investments to $800-850 million from $875-950 million.

Table 4: 2011 Reconciliation of Adjusted EBITDA Guidance

($ in millions)	11/3/2011	10/3/2011
Adjusted EBITDA guidance	1,800 – 1,850	1,775 – 1,850
Interest payments	(800)	(810)
Income tax	(33)	(50)
Collateral	121	218
NINA capital calls — post-deconsolidation	(19)	(19)
Working capital/other changes	6	41
Adjusted Cash flow from operations	1,075 – 1,125	1,150 – 1,225
Maintenance capital expenditures	(214)	(214)
Environmental capital expenditures, net	(55)	(55)
Preferred dividends	(9)	(9)
Free cash flow — before growth investments	800-850	875-950

Note: Subtotals and totals are rounded

Outlook for 2012

While natural gas prices have continued to decline and capacity prices in the Northeast remain weak, an increase in Texas heat rates and the contribution from NRG’s new businesses and development assets enable NRG to initiate adjusted EBITDA guidance of $1,825-$2,000 million, an increase over current 2011 guidance. Key components of 2012 guidance include Wholesale contributing $1,200-$1,300 million and Retail businesses contributing $625-$700 million. Free cash flow before growth investment is expected to be $800-$1,000 million.

Table 5: 2012 Reconciliation of Adjusted EBITDA Guidance

($ in millions)	11/3/2011
Adjusted EBITDA guidance	1,825 – 2,000
Interest payments	(650)
Income Tax	(50)
Collateral/Working capital/other changes	—
Cash flow from operations	1,100 – 1,300
Maintenance capital expenditures	(240)-(260)
Environmental capital expenditures, net	(50)-(60)
Preferred dividends	(9)
Free cash flow — before growth investments	800 – 1,000

Note: All amounts have been rounded

Earnings Conference Call

On November 3, 2011, NRG will host a conference call at 9:00 a.m. eastern to discuss these results. Investors, the news media and others may access the live webcast of the conference call and accompanying presentation materials by logging on to NRG’s website at http://www.nrgenergy.com and clicking on “Investors.” The webcast will be archived on the site for those unable to listen in real time.

About NRG

NRG is at the forefront of changing how people think about and use energy. A Fortune 500 company, NRG is a pioneer in developing cleaner and smarter energy choices for our customers: whether as one of the largest solar power developers in the country, or by building the first privately funded electric vehicle charging infrastructure or by giving customers the latest smart energy solutions to better manage their energy use. Our power generating facilities can support over 20 million homes and our retail electricity providers—Reliant, Green Mountain Energy Company and Energy Plus—serve more than two million customers. More information is available at nrgenergy.com.

Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions and include our adjusted EBITDA, free cash flow guidance, expected earnings, future growth, financial performance, capital allocation, environmental capital expenditures, and development projects, and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, general economic conditions, hazards customary in the power industry, weather conditions, successful partnering relationships, government loan guarantees, competition in wholesale and retail power markets, the volatility of energy and fuel prices, failure of customers to perform under contracts, changes in the wholesale power markets, changes in government regulation of markets and of environmental emissions, our ability to utilize tax incentives, the condition of capital markets generally, our ability to access capital markets, unanticipated outages at our generation facilities, adverse results in current and future litigation, our inability to implement value enhancing improvements to plant operations and companywide processes, our ability to maintain retail customers, our ability to achieve the expected benefits and timing of development projects, and the 2011 Capital Allocation Plan, and share repurchase under the Capital Allocation Plan may be made from time to time subject to market conditions and other factors, including as permitted by United States securities laws.

NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The adjusted EBITDA guidance and free cash flows are estimates as of today’s date, November 3, 2011 and are based on assumptions believed to be reasonable as of this date. NRG expressly disclaims any current intention to update such guidance. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the Securities and Exchange Commission at www.sec.gov.

# # #

Contacts:

Media:	Investors:

Meredith Moore	Nahla Azmy
609.524.4522	609.524.4526

Lori Neuman	Stefan Kimball
609.524.4525	609.524.4527

Dave Knox	Lori Stagliano
713.537.2130	609.524.4528

NRG ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
(In millions, except for per share amounts)	2011	2010	2011	2010
Operating Revenues
Total operating revenues	$2,674	$2,685	$6,947	$7,033
Operating Costs and Expenses
Cost of operations	2,053	1,835	4,985	4,803
Depreciation and amortization	238	210	665	620
Impairment charge on emission allowances	160	—	160	—
Selling, general and administrative	169	172	479	441
Development costs	11	14	32	36
Total operating costs and expenses	2,631	2,231	6,321	5,900
Gain on sale of assets	—	—	—	23
Operating Income	43	454	626	1,156
Other Income/(Expense)
Equity in earnings of unconsolidated affiliates	16	16	26	41
Impairment charge on investment	(3)	—	(495)	—
Other income, net	5	11	13	34
Loss on debt extinguishment	(32)	(1)	(175)	(2)
Interest expense	(164)	(168)	(504)	(467)
Total other expense	(178)	(142)	(1,135)	(394)
(Loss)/Income Before Income Taxes	(135)	312	(509)	762
Income tax (benefit)/expense	(80)	89	(815)	271
Net (Loss)/Income	(55)	223	306	491
Less: Net loss attributable to noncontrolling interest	—	—	—	(1)
Net (Loss)/Income Attributable to NRG Energy, Inc.	(55)	223	306	492
Dividends for preferred shares	2	2	7	7
(Loss)/Income Available for Common Stockholders	$(57)	$221	$299	$485
(Loss)/Earnings Per Share Attributable to NRG Energy, Inc. Common Stockholders
Weighted average number of common shares outstanding — basic	240	252	243	254
Net (loss)/income per weighted average common share — basic	$(0.24)	$0.88	$1.23	$1.91
Weighted average number of common shares outstanding — diluted	240	253	245	255
Net (loss)/income per weighted average common share — diluted	$(0.24)	$0.87	$1.22	$1.90

NRG ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In millions, except shares)	September 30, 2011	December 31, 2010
	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$1,127	$2,951
Funds deposited by counterparties	259	408
Restricted cash	441	8
Accounts receivable — trade, less allowance for doubtful accounts of $33 and $25	1,042	734
Inventory	320	453
Derivative instruments	2,588	1,964
Cash collateral paid in support of energy risk management activities	316	323
Prepayments and other current assets	245	296
Total current assets	6,338	7,137
Property, plant and equipment, net of accumulated depreciation of $4,371 and $3,796	12,843	12,517
Other Assets
Equity investments in affiliates	576	536
Note receivable — affiliate and capital leases, less current portion	327	384
Goodwill	1,859	1,868
Intangible assets, net of accumulated amortization of $1,345 and $1,064	1,561	1,776
Nuclear decommissioning trust fund	399	412
Derivative instruments	533	758
Restricted cash supporting funded letter of credit facility	—	1,300
Other non-current assets	324	208
Total other assets	5,579	7,242
Total Assets	$24,760	$26,896
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt and capital leases	$81	$463
Accounts payable	974	783
Derivative instruments	2,089	1,685
Deferred income taxes	65	108
Cash collateral received in support of energy risk management activities	259	408
Accrued expenses and other current liabilities	527	773
Total current liabilities	3,995	4,220
Other Liabilities
Long-term debt and capital leases	9,208	8,748
Funded letter of credit	—	1,300
Nuclear decommissioning reserve	331	317
Nuclear decommissioning trust liability	237	272
Deferred income taxes	1,588	1,989
Derivative instruments	408	365
Out-of-market commodity contracts	191	223
Other non-current liabilities	622	1,142
Total non-current liabilities	12,585	14,356
Total Liabilities	16,580	18,576
3.625% convertible perpetual preferred stock (at liquidation value, net of issuance costs)	248	248
Commitments and Contingencies
Stockholders’ Equity
Common stock	3	3
Additional paid-in capital	5,348	5,323
Retained earnings	4,099	3,800
Less treasury stock, at cost — 65,568,119 and 56,808,672 shares, respectively	(1,881)	(1,503)
Accumulated other comprehensive income	201	432
Noncontrolling interest	162	17
Total Stockholders’ Equity	7,932	8,072
Total Liabilities and Stockholders’ Equity	$24,760	$26,896

NRG ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED CASH FLOW STATEMENTS

(Unaudited)

(In millions)
Nine months ended September 30,	2011	2010
Cash Flows from Operating Activities
Net income	$306	$491
Adjustments to reconcile net income to net cash provided by operating activities:
Distributions and equity in earnings of unconsolidated affiliates	8	(19)
Depreciation and amortization	665	620
Provision for bad debts	41	46
Amortization of nuclear fuel	31	30
Amortization of financing costs and debt discount/premiums	25	23
Loss on debt extinguishment	58	—
Amortization of intangibles and out-of-market commodity contracts	118	(17)
Changes in deferred income taxes and liability for uncertain tax benefits	(829)	272
Changes in nuclear decommissioning trust liability	20	26
Changes in derivative instruments	(201)	(48)
Changes in collateral deposits supporting energy risk management activities	7	(116)
Impairment charge on investment	481	—
Impairment charge on emission allowances	160	—
Cash used by changes in other working capital	(222)	(167)
Net Cash Provided by Operating Activities	668	1,141
Cash Flows from Investing Activities
Acquisitions of businesses, net of cash acquired	(352)	(142)
Capital expenditures	(1,355)	(490)
Increase in restricted cash, net	(92)	(17)
Increase in restricted cash to support equity requirements for U.S. DOE funded projects	(316)	—
Decrease in notes receivable	27	28
Purchases of emission allowances	(27)	(56)
Proceeds from sale of emission allowances	6	14
Investments in nuclear decommissioning trust fund securities	(314)	(245)
Proceeds from sales of nuclear decommissioning trust fund securities	294	219
Proceeds from renewable energy grants	—	102
Proceeds from sale of assets	14	30
Investments in unconsolidated affiliates	(17)	—
Other	(29)	(13)
Net Cash Used by Investing Activities	(2,161)	(570)
Cash Flows from Financing Activities
Payment of dividends to preferred stockholders	(7)	(7)
Payment for treasury stock	(378)	(180)
Net (payments for)/receipts from settlement of acquired derivatives that include financing elements	(61)	58
Installment proceeds from sale of noncontrolling interest in subsidiary	—	50
Proceeds from issuance of long-term debt	5,710	1,252
Proceeds from issuance of term loan for funded letter of credit facility	—	1,300
Decrease/(increase) in restricted cash supporting funded letter of credit	1,300	(1,301)
Payment for settlement of funded letter of credit facility	(1,300)	—
Proceeds from issuance of common stock	2	2
Payment of debt issuance costs	(149)	(70)
Payments for short and long-term debt	(5,450)	(529)
Net Cash (Used)/Provided by Financing Activities	(333)	575
Effect of exchange rate changes on cash and cash equivalents	2	(3)
Net (Decrease)/Increase in Cash and Cash Equivalents	(1,824)	1,143
Cash and Cash Equivalents at Beginning of Period	2,951	2,304
Cash and Cash Equivalents at End of Period	$1,127	$3,447

Appendix Table A-1: Third Quarter 2011 Regional Adjusted EBITDA Reconciliation

The following table summarizes the calculation of adjusted EBITDA and provides a reconciliation to net income/(loss)

(dollars in millions)	Reliant Energy	Texas	Northeast	South Central	West	International	Thermal	Corporate	Total
Net Income/(Loss)	65	(56)	10	23	24	6	3	(130)	(55)
Plus:
Income Tax	—	—	—	—	—	2	—	(82)	(80)
Interest Expense	1	3	11	11	3	2	2	131	164
Loss on Debt Extinguishment	—	—	—	—	—	—	—	32	32
Depreciation and Amortization Expense	24	124	33	23	3	—	4	27	238
ARO Accretion Expense	—	1	—	—	—	—	—	—	1
Amortization of Contracts	19	15	—	(6)	—	—	—	5	33
EBITDA	109	87	54	51	30	10	9	(17)	333
Impairment and write-off of intangibles and fixed assets	—	168	—	—	—	—	—	3	171
MtM losses/(gains)	26	(72)	(7)	(7)	5	—	—	9	(46)

Adjusted EBITDA, excluding MtM	135	183	47	44	35	10	9	(5)	458

Appendix Table A-2: Third Quarter 2010 Regional Adjusted EBITDA Reconciliation

The following table summarizes the calculation of adjusted EBITDA and provides a reconciliation to net income/(loss)

(dollars in millions)	Reliant Energy	Texas	Northeast	South Central	West	International	Thermal	Corporate	Total
Net Income/(Loss)	(20)	439	23	8	20	7	3	(257)	223
Plus:
Net Loss Attributable to Non-Controlling Interest	—	—	—	—	—	—	—	—	—
Income Tax	—	—	—	—	—	3	—	86	89
Interest Expense	1	(19)	14	11	1	2	3	156	169
Depreciation and Amortization Expense	32	124	29	17	2	—	3	3	210
ARO Accretion Expense	—	—	1	—	1	—	—	—	2
Amortization of Contracts	23	10	—	(6)	—	—	—	—	27
EBITDA	36	554	67	30	24	12	9	(12)	720
MtM losses/(gains)	173	(166)	38	9	—	—	—	3	57

Adjusted EBITDA, excluding MtM	209	388	105	39	24	12	9	(9)	777

Appendix Table A-3: YTD Third Quarter 2011 Regional Adjusted EBITDA Reconciliation

The following table summarizes the calculation of adjusted EBITDA and provides a reconciliation to net income/(loss)

(dollars in millions)	Reliant Energy	Texas	Northeast	South Central	West	International	Thermal	Corporate	Total
Net Income/(Loss)	368	154	(3)	49	49	20	6	(337)	306
Plus:
Income Tax	—	—	—	—	—	6	—	(821)	(815)
Interest Expense	3	(7)	38	32	5	5	7	421	504
Loss on Debt Extinguishment	—	—	—	—	—	—	—	175	175
Depreciation and Amortization Expense	72	368	89	65	9	—	11	51	665
ARO Accretion Expense	—	2	1	—	2	—	—	—	5
Amortization of Contracts	94	43	—	(16)	—	—	1	23	145
EBITDA	537	560	125	130	65	31	25	(488)	985
Impairment and write-off of investment, intangibles and fixed assets	—	168	—	—	—	—	—	495	663
MtM losses/(gains)	(75)	(96)	(21)	(21)	(2)	—	—	(3)	(218)

Adjusted EBITDA, excluding MtM	462	632	104	109	63	31	25	4	1,430

Appendix Table A-4: YTD Third Quarter 2010 Regional Adjusted EBITDA Reconciliation

The following table summarizes the calculation of adjusted EBITDA and provides a reconciliation to net income/(loss)

(dollars in millions)	Reliant Energy	Texas	Northeast	South Central	West	International	Thermal	Corporate	Total
Net Income/(Loss)	69	971	73	8	34	36	5	(705)	491
Plus:
Net Loss Attributable to Non-Controlling Interest	—	1	—	—	—	—	—	—	1
Income Tax	—	—	—	—	—	15	—	256	271
Interest Expense	4	(47)	41	34	2	5	5	425	469
Depreciation and Amortization Expense	91	365	92	49	8	—	8	7	620
ARO Accretion Expense	—	2	(3)	—	2	—	—	—	1
Amortization of Contracts	132	29	—	(16)	—	—	—	—	145
EBITDA	296	1,321	203	75	46	56	18	(17)	1,998
MtM losses/(gains)	298	(317)	78	10	(1)	—	2	3	73

Adjusted EBITDA, excluding MtM	594	1,004	281	85	45	56	20	(14)	2,071

Appendix Table A-5: YTD Third Quarter 2011 Free Cash Flow before Growth Investments Reconciliation

The following table summarizes the calculation of free cash flow before growth and adjusted cash flow from operations providing a reconciliation to cash from operations

(dollars in millions)	Nine months ended September 30, 2011
Cash Flow from Operating Activities	668
Less: Reclassifying of payment of Financing Element of Acquired Derivatives	(61)
Adjusted Cash Flow from Operating Activities	607
Maintenance Capital Expenditures	(163)
Environmental Capital Expenditures, net	(23)
Preferred Dividends	(7)
Free Cash Flow — Before Growth Investments	414

EBITDA and adjusted EBITDA are non-GAAP financial measures. These measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. The presentation of adjusted EBITDA should not be construed as an inference that NRG’s future results will be unaffected by unusual or non-recurring items.

EBITDA represents net income before interest (including loss on debt extinguishment), taxes, depreciation and amortization. EBITDA is presented because NRG considers it an important supplemental measure of its performance and believes debt-holders frequently use EBITDA to analyze operating performance and debt service capacity. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are:

• EBITDA does not reflect cash expenditures, or future requirements for capital expenditures, or contractual commitments;

• EBITDA does not reflect changes in, or cash requirements for, working capital needs;

• EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt or cash income tax payments;

• Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

• Other companies in this industry may calculate EBITDA differently than NRG does, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to use to invest in the growth of NRG’s business. NRG compensates for these limitations by relying primarily on our GAAP results and using EBITDA and adjusted EBITDA only supplementally. See the statements of cash flow included in the financial statements that are a part of this news release.

Adjusted EBITDA is presented as a further supplemental measure of operating performance. Adjusted EBITDA represents EBITDA adjusted for mark-to-market gains or losses, asset write offs and impairments; and factors which we do not consider indicative of future operating performance. The reader is encouraged to evaluate each adjustment and the reasons NRG considers it appropriate for supplemental analysis. As an analytical tool, adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating adjusted EBITDA, the reader should be aware that in the future NRG may incur expenses similar to the adjustments in this news release.

Adjusted cash flow from operating activities is a non-GAAP measure NRG provides to show cash from operations with the reclassification of net payments of derivative contracts acquired in business combinations from financing to operating cash flow. The Company provides the reader with this alternative view of operating cash flow because the cash settlement of these derivative contracts materially impact operating revenues and cost of sales, while GAAP requires NRG to treat them as if there was a financing activity associated with the contracts as of the acquisition dates.

Free cash flow, before growth investments is cash flow from operations less maintenance and environmental capital expenditures and preferred stock dividends and is used by NRG predominantly as a forecasting tool to estimate cash available for debt reduction and other capital allocation alternatives. The reader is encouraged to evaluate each of these adjustments and the reasons NRG considers them appropriate for supplemental analysis. Because we have mandatory debt service requirements (and other non-discretionary expenditures) investors should not rely on free cash flow as a measure of cash available for discretionary expenditures.